Exhibit 99.3
ASYST TECHNOLOGIES, #11059285
ASYST TECHNOLOGIES 4TH QUARTER 2006 FISCAL YEAR
CONFERENCE
May 9, 2006, 5:00 PM ET
Chairperson: Stephen Schwartz

Speaker:	Good afternoon ladies and gentlemen thank you for standing by. Welcome to the Asyst Technologies fourth quarter 2006 fiscal year conference call. At this time all participants are in a listen only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should require operator assistance during the conference, please press the star key followed by the zero. As a reminder, this conference is being recorded today, Tuesday May 9th of 2006.

I would now like to turn the conference over to John Swenson, Vice President of Investor Relations and Corporate Communications. Please go ahead sir.

John Swenson:	Thank you operator. Good afternoon everyone and welcome to the fiscal 2006 fourth quarter and year-end conference call for Asyst Technologies. The pres release detailing our results for the quarter was distributed by business wire at approximately 1:05 p.m. Pacific Time this afternoon, May 9th, 2006.

The release will be posted to our website, which is at www.asyst.com. To access the release, interested parties should click on the investor relations link followed by the press release link.

I need to remind you that, during today’s call we will make forward looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC, as well as the earnings press release.

We also will present non GAAP financial information in this conference call. For a description of what is excluded from non GAAP results and a reconciliation of GAAP to non GAAP results, please refer to the press release, which again, is posted on our website.

Now to our call. With us today are Steve Schwartz, Chairman and CEO and Bob Nikl, our CFO. Bob will begin with an overview of our financial performance for the quarter and our outlook and then Steve will discuss our bookings and other customer activity, as well as a strategic perspective.

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After the formal comments we will be happy to take your questions. Now I will turn the call over to Bob Nikl, Bob?

Bob Nikl:	Thank you John. Results for the quarter were in line with our expectations. Bookings were up dramatically at both ATI and ASI, which drove an 81% increase in total bookings for the quarter. We significantly increased sales at ATI and continue to demonstrate strong execution on gross margin in both businesses. We also continue to improve the balance sheet as we paid down substantially, all of our short term debt as of the end of the quarter.

Now to the specific results. Consolidated net sales were $110.7 million, which compares with $106.8 million in the prior quarter. Net sales at ETI were $46.3 million, reflecting a 17% increase over the third quarter. The increase was across all product lines and is consistent with the general uplift in the equipment business. Notably sales of Spartan products increased 81%.

Net sales at Asyst-Shinko were $64.3 million, compared with $67.3 million in the prior sequential quarter. In the current industry environment this slackness is not unusual as AMHS is on a different cycle from tools. Sales related to flat panel display at ASI were approximately $8 million, compared with $4 million in Q3. Overall sales broke down as follows: 300 mm, 70%, 200 mm 10%, flat panel 7%, and service and spares 13%.

OEM’s represented 28% of sales and the remainder or 72% of sales came from end users. By geography, sales broke down as follows, North America 26%, Japan 42%, Taiwan 11%, other Asia Pacific 12%, and Europe 9%.

We achieved consolidated gross margin of 38%, which compares with 39% in the third fiscal quarter. ATI gross margin came in at 41%, compared with 42% in Q3. This one point decline relates entirely to the increased mix of 300 mm OEM products, particularly load parts and Spartan EFEM’s.

We expect the Spartan EFEM margins to steadily improve as cost reductions kick in and volumes increase. The mix impact in Q4 at ATI was mitigated by continued gains and material costs and leverage on our increased volume.

Gross margin at ASI was 37%, which compares with 38% in the prior quarter. The mix of projects again was very favorable and as we have seen over the past several quarters, we benefited from a number of project acceptances that had very little remaining cost. We continue to see a gross margin in the range of 26 to 30%, as more representative of our normalized gross margin at this stage in our ASI cost programs.

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We expect to be at the high end of this range in the current quarter as we begin to see an increased mix of certain lower margin projects. Project mix will continue to be a powerful determinant of our gross margins at ASI. However, we continue to believe that sustainable gross margins of 30 to 35% are achievable in the EMHS business as we fully implement our cost programs.

Turning now to operating expenses, consolidated R & D expense totaled $7.4 million, which compares with $6.3 million in the third quarter. This reflects increased investment in current and new products. We expect to increase our level of R & D spending in the current quarter, but expect to more than offset this with reductions in SG&A.

Consolidated SG&A expense in the fourth quarter were $21.8 million, as compared to $21.1 million in Q3. As expected, we brought down ongoing spending by approximately $1 million, quarter-over-quarter. However, the Q4 result includes a $1.9 million provision for bad debt at ASI. We have been adding to the bad debt reserve as a result of a conservative, formula-based approach based on account aging. To date we have had no bad debt write offs at ASI.

We expect to bring down SG&A by approximately $2 million in the current quarter. This includes benefits from the consolidation of our Freemont facilities, which was completed in April. We now have substantially all of our Freemont operations under one roof, with a significantly smaller footprint at much more attractive lease terms. We will take a charge of approximately $2 to $2.5 million in the current quarter related to this action.

Other income was $14,000.00 in Q4, which compares with $2.4 million in the prior quarter. As you may remember, in the third quarter we reported an additional $2.2 million of royalty income, which combined with the normal royalty, led to a very strong other income performance in that quarter. The result for Q4 reflects our normal royalty income.

Net income for the fiscal fourth quarter on a GAAP basis was $2 million or $0.04 per share, which compares with GAAP net income of $3 million or $0.06 per share in the prior quarter. We reported non GAAP net income for the quarter of $4.8 million, or $0.10 per share, which compares with $4.7 million or $0.10 per share in the prior quarter.

If we back out the impact of the additional royalties in Q3, our net income attributable to ongoing operations improved by $0.05 per share, quarter-over-quarter. In Q4, we were not yet required to reports FAS 123R, stop option expense under GAAP, which would have represented approximately $0.02 per share in Q4. We will be required to reports FAS 123R stock option expense as part of our GAAP net income beginning in the current quarter.

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Now moving on to the balance sheet, cash, cash equivalents and short term investments at quarter-end totaled $110 million, which is down from $128 million at the end of December. The change in cash primarily relates to the $18 million we used to pay down substantially all of our short term debt in Japan.

Accounts receivable totaled $142 million as of the end of March, which is down from $146 million as of the end of the prior quarter. Overall DSO improved to 115 days, down from 123 days at the end of Q3. Inventory at the end of the quarter was $33 million, down from $38 million at the end of December.

Now to our outlook. For the fiscal first quarter ending in June, we expect consolidated sales will be in the range of $110 to $120 million. Because of (inaudible) facilities consolidation, we expect to report charges of approximately $2 to $2.5 million, which will result in GAAP results of break even to a $0.02 loss. We anticipate non-GAAP net income will look similar to the quarter we just reported in the range of $0.08 to $0.10 per share.

With that I will turn the call over to Steve Schwartz.

Steve Schwartz:	Thank you Bob. Our results for the fourth quarter, again evidence the solid execution capability throughout the business and the leverage in our model. We drove an improvement to $0.05 per share in our ongoing non-GAAP net income based on a modest $4 million increase in sales. Our bookings performance also was very strong, resulting in a backlog of $156 million as of the end of the quarter, up from $114 million at the end of Q3.

Based on this backlog and a solid bookings pipeline, we see the opportunity to run significantly more sales through this model in the coming quarters.

I’ll run through some details on bookings and then we’ll provide some color on the business and our current view of the market. Asyst bookings increased 81% in the fourth quarter to $154 million, compared with $85 million in the prior quarter.

Fourth quarter bookings at ATI were $55 million, up 48% from the $37 million we reported in the third quarter. Bookings of 200 mm Smith products essentially doubled quarter-over-quarter, reflecting our continued leadership in that market. Bookings of 300 mm OEM products and Spartan products increased by approximately 50%, and we saw solid increases in auto ID, software, robotics and service.

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Bookings at ASI were $99 million, which is more than double the $48 million we achieved in Q3. The $95 million of semi-conductor bookings at ASI made this our second largest quarter ever for semi-conductor AMHS. Most of the bookings for the quarter flowed from five large customers for six different projects including three logic (inaudible), one large Japanese de-ramp project, a large flash project in Japan and a large foundry expansion.

This increase in AMHS bookings has virtually no correlation to the current upturn in tool shipments. Current tool shipments, including the increases we are seeing at ATI are a natural follow-through to the AMHS upturn we had in mid-2005.

We expect a significant portion of this latest wave of AMHS orders to convert to revenue in the back half of the year. Although this is leading to relatively flat guidance for the current quarter, it suggests that we can have a strong second half, regardless of the trend in other equipment and it’s a good leading indicator of potential tool demand several quarters out.

We booked $4 million of flat panel display AMHS in the quarter, compared with $11 million in Q3. We continue to forecast follow-on business from our current FPD customers including approximately $12 million that we have booked in the current quarter.

We also are poised for a key Generation 8 opportunity that we see near the end of the year, which could provide significant incremental revenue in calendar 2007.

Moving to net bookings by region, the results were as follows: North America 31%, Japan 38%, Taiwan 19%, other Asia Pacific 7% and Europe 5%.

Turning now to products we had three wins for the Spartan in the quarter. Significantly, this included two additional wins for the Spartan EFEM and a win for the Spartan sorter. The Spartan Sorter also was selected by two additional OEM’s for use in their own development labs. As of the end of March, we have shipped more than 200 Spartans.

We had three OEM design wins for our 300 mm connectivity software, giving us a total of 23 wins for this new product. We also had another OEM win for the IsoPort 300 mm load port. In addition the IsoPort and our Auto ID were selected as preferred tools of record for a new 300 mm FAB in Asia.

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Now I have some comments on the automation market opportunity, our particular position and the competitive landscape. The automation market is growing and is being driven by several factors. The fist is 300mm, which at the FAB level is resulting in average AMHS expenditures that are three to four times larger than the average spend at 200mm. The second driver is process complexity, which is increasing the number of process steps. As process steps increase, (inaudible) moves increase which drives the need for more load ports, more OHT vehicles, more sorters and greater connectivity requirements.

The final driver is the need for greater productivity. Customers are under intense pressure to wring more production out of their invested capital. As process steps and related fout(ph) moves increase, customers are seeing upward pressure on cycle times and work-in-process inventory. As a result we estimate that more than 60% of a wafer cycle time is spent in transit or in stocking, whether it’s in a stocker or at the tool.

Automation is the only equipment segment that has the opportunity to impact 60% of average cycle time, which is why intelligent investment automation can provide the greatest potential payback.

Each of the automation product segments I’ve mentioned is growing and each segment is right for innovation. We are reaching a point of diminishing returns from evolutionary adjustments to the current industry standard automation products. With the exception of a product such as the Spartan, there is less and less differentiation between products in the same category.

Attributes such as reliability, quality and service responsiveness still make a difference to customers and these are relative strengths for Asyst. But it’s becoming increasingly difficult to differentiate through product performance or features. This is why we’ve become almost fanatical about product cost and why we’ve been moving to increase our investment in product development.

We are working now on the innovative products and performance capabilities that will ensure our ability to differentiate increased value and grow market share going forward. All of these factors combined with the strength of our backlog, leave us very positive about our outlook.

As we announced separately today, Warren Kocmond will be leaving Asyst at the end of this month. We are deeply grateful for Warren’s contributions to our turnaround, his impact as a parent in the smooth cadence of our operations in Singapore and our current performance on quality and product costs. With the ATI operational turnaround now largely behind us, Warren is ready to move on to his next opportunity. He leaves us with a solid operations team in place, including a strong executive who’s been running the ATI operations for nearly two years.

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Our current focus is to achieve at Asyst Shinko the type of continuous cost reduction that we’re now achieving at ATI and we have the right team here and in Japan to accomplish that mission. That concludes our formal comments and now I’ll ask the operator to come back on so we can field your questions.

Operator:	Thank you. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question please press the star key followed by the one on your push button phone. If you would like to decline from the polling process, please press the star key followed by the two.

You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers.

And our first question comes from Brett Hodess with Merrill Lynch, please go ahead.

Brett Hodess:	Hi good afternoon, Steve I’m wondering if you could... given you know the size of the AMHS orders in the quarter, if you could talk about how lumpy you think that is? If you think this represents the first phase of these big FAB’s and they’ll be another set of orders coming in the second half or would you expect them to dip down a bit for a while? And then secondly, if we think about this big wave of orders, should we basically then, be showing it in our models in the 30% gross margin range as Bob mentioned and then maybe trending it a little below that? In that 26 to 30 range as we run through the second half? Or how do you see that playing out?

Steve Schwartz:	Okay sure Brett, let me address the first question is what’s going on with the trend. Obviously bookings in AMHS were very strong and what we feel is that, for our Q1 and our Q2, that is June and September quarters that bookings are going to continue to be pretty strong. Given indications that the top five customers that we had for bookings in Q4 and AMHS, we expect orders from all of them again in Q1.

So although the order pattern is pretty strong, we have not received all of the orders that we anticipate for these customers for these FAB’s so it’s spread out over a period of time. I can’t say that Q1 necessarily will be quite as large as Q4 was, but the bookings seem to be strong. And we believe that what will continue in the first half of our fiscal year, that is in the calendar Q2 and calendar Q3, will sustain at a relatively high level compared to say where we were in our Q3 last year.

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In terms of gross margin, when we look at the business... we’ve made a lot of progress at ASI. I think the team’s done a great job from a gross margin standpoint. The recent margins in the 37/38% range are pretty high for customers who have been customers for a long time and our ability to reduce costs significantly. We do anticipate going forward, that we are more in what’s a new historical average if you will, in the 26 to 30% range. And so we’ll probably... we’ll guide that business right now, into the high end of that range, even beginning in Q1, but we attempt to at least sustain that into Q2 and Q3.

Brett Hodess:	Just a quick follow on, so if the orders are staying pretty high in ASI and given the slower revenue growth from the June quarter then, are we looking at sort of a hockey stick as revenue recognition starts on the ASI side in the second half of the calendar year, the sort of mid-part of your fiscal ’07 year?

Steve Schwartz:	Yeah, Brett depends on how define hockey stick. But yeah, the revenue we anticipate is going to be up in the second half of the year at ASI. We do anticipate that, even in this quarter, our June quarter our fiscal Q1 that, we’ll book more than we ship. So we’ll have a greater than one book-to-build here in the June quarter. And necessarily, the revenue we anticipate will be up in the second half of the year.

Brett Hodess:	Very good thank you.

Operator:	Thank you our next question comes from C.J. Muse with Lehman Brothers, please go ahead.

C.J. Muse:	Yeah, good afternoon, couple of questions for you. I guess first off Steve, could you characterize the two EFEM wins in terms of when you would see potential volume and what kind of timing of ramp would you see then?

Steve Schwartz:	Yeah C.J., these will be slow ramp. We get a product win and the types of customers that we’re talking about now, when these products get to volume, the couple of customers we have, these are 30 to 50 units per year when they get to a full volume ramp. And it’ll take us... to get to even that run rate, it’ll take us four to six quarters.

C.J. Muse:	Gotcha. Okay and, in terms of your backlog, could you break that out by ASI/ATI/FPD?

Steve Schwartz:	Give us one second C.J. We don’t have a product FPD break up but here’s the ATI. Yeah... so C.J., we’re about $120 million at ASI, and (inaudible) range of course at ATI so... $36 million give or take at ATI. Don’t have that broken out for you with FPD, but FPD’s pretty small, less than $10 million.

C.J. Muse:	Gotcha and last question for me, in terms of that (inaudible) opportunity that you’re tracking, is that Taiwan or Korea?

Steve Schwartz:	Korea.

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C.J. Muse:	Great, thank you.

Operator:	Thank you next question comes from Robert Maire with Needham & Company, please go ahead.

Robert Maire:	By the way congratulations on the nice order numbers. Question in terms of those orders and the 300mm versus 200mm FAB’s. What percent of FAB’s at 300mm would you say are doing AMA tests and you indicated that it was several times the AMHS opportunity of 200mm, but could you put some numbers around that or perhaps a ball park of numbers? And in terms of percentages, is it a similar percentage that choose to automate at 300, a smaller percentage? I’m assuming that the higher costs would offset any smaller percentage that might choose to automate.

Steve Schwartz:	Hi Robert this is Steve. Just really quickly on numbers, on 300mm FAB, any FAB that’s 300mm that’s running any meaningful products production is automated. So if you have an F&AMHS system, with the exception of about two FAB’s, even factories do tool-to-tool delivery, there are a couple of 300mm FAB’s where it has the inter-bay done by automated material handling and tools are still fed by operators moving foops(ph) around. But by and large, all 300mm FAB’s utilize automation.

To quantify numbers from an AMHS standpoint, in the 200mm FAB, for slightly more than 200 FAB’s that were built, approximately 50 used automation. And when a FAB used automation, the AMHS was somewhere in the $10 to $12 million per FAB range. And in a 300mm FAB today typically, although the size can vary dramatically, the opportunity for AMHS is of the order of $40 to $50 million typically, although some can be as large as $100 million of AMHS.

Robert Maire:	Okay and we’ve heard various numbers of the numbers of FAB’s that are under construction currently. I’ve heard numbers quoted up to, into the 30’s. About how many 300mm projects are you tracking out there?

Steve Schwartz:	Robert it’s tough to say. I’ll give you an idea, we took orders from about 25 different customers last quarter for 300mm FAB’s. And at any time the entire list of customers we had in (inaudible) Shinko was repeat customers, but a lot of them were first time projects at a particular FAB location. So we say a little bit closer to customer and continuation.

But I think 25 to 30 projects sounds pretty reasonable in terms of what we expect for people who are potential customers for 300mm FAB’s in the current calendar year.

Robert Maire:	Okay great thanks. That put some good numbers around it. Congratulations again.

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Operator:	Thank you next question comes from Daniel Berenbaum with Susquehanna Financial Group, please go ahead.

Daniel Berenbaum:	Yeah hi guys. Steve when you were talking about Warren leaving, you had mentioned that the ATI operational turnaround is now complete. Could you maybe help me nail that down a little bit? Does that mean that you’re on the model that you talked about, dropping through I think it was a penny for every million dollars of revenue... what exactly does that operational turnaround being complete mean?

Steve Schwartz:	Dan let me... I’m not sure; you were so close it was a couple of years ago. Two years ago when Warren joined us, we were having trouble getting product out. And, we had outsourced manufacturing and the model was well defined but not very well implemented. I think Warren and his team really, allowed us to have a very predictable capability in terms of manufacturing delivery, quality costs, all of the metrics that are important, both to customers and to being able to run a business.

We’re in a gross margin range now that we understand exactly on a per-unit base, what we’re going to do from a cycle time, delivery time, quality... and very specifically cost down to a fraction of a gross margin percent. Those are things that Warren and his team have put into place. And so when we look at how do we continue to run the model, we’ve been able to hand off more responsibility to our outsource partner, Selectron, with a very skilled team of people who will continue to make this run.

Dan we think we’re within a few points, gross margin points, of having it to about be where we expected the model to be. We thought we’d be able to get up to about 40% gross margin and during the past 18 months, we realized that perhaps (inaudible) at ATI, 42 to 43% might be an achievable objective for us. And we’re on track and on schedule, and well positioned we think to keep that going.

So, a huge amount of credit to the operations team, under Warren’s leadership, to take us into what we think is a strong predictable position.

Daniel Berenbaum:	Okay so then you’re talking primarily about the predictability of the business, predictability of costs from one quarter to the next.

Steve Schwartz:	I think without question.

Daniel Berenbaum:	Okay and then, one question just to follow-up on that Gen-8 opportunity, talking about it, how good do you feel about that as a competitive win? What’s the competitive situation there and then maybe looking beyond that, you mentioned this is sort of an end of next year opportunity, when would the follow-on to that be?

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Steve Schwartz:	(Inaudible) couple of things, it’s an end of this year decision opportunity. So it’d be at the end of calendar year 2006, as we think the timing is. We believe we have a competitive technology, the customer’s evaluating to verify that and to help us to make some modifications if indeed we need to. The decision about whether that’s going to be a good business for us has yet to be determined. So, we need to make sure that, not only can we win it with a good competitive technology, but that we could also make money in this business as it’ll be the next opportunity for us to re-launch if you will, into flat panel. And we need to make sure that, when we bring this technology that, it not only satisfies the manufacturing requirements but also, our business requirements. And that’s what we’ll spend the rest of this year making sure that we shake out.

Daniel Berenbaum:	Okay and then when do you think that the second Gen-8 opportunity might be, if you decide that that is in fact good business?

Steve Schwartz:	Tough to say Dan but we’ll concentrate on the first phase. And when we talk about the first phase, that’ll be something... right now we estimate that’ll be somewhere in the $15 to $20 million range, which is a good first step into the next generation and a little bit easier to handle than a $140 million step into a new generation.

Daniel Berenbaum:	Okay great thanks very much.

Operator:	Thank you next question comes from Chris Vlansett with JP Morgan, please go ahead.

Chris Vlansett:	Hi guys thanks for taking my call. I’ve got a question about semi-AMHS activity... are you seeing any strengths by any type of device manufacturer, you know memory logic or foundry in particular?

Steve Schwartz:	Chris actually, when we look at the top four customers, I’ll just read through who they were from booking stand points, at least from the products. First one was Flash, the next one was Logic, the next one was foundry, the next one was memory. So big orders from all of those.

Right now the de-RAM is probably the least invested right now so that’s the one that’s lagging a little bit. We look out into the second half of this year and we anticipate orders for de-RAM will re-start if you will. But that’s the one probably lagging group right now.

Chris Vlansett:	Given the high utilization rates at a lot of FAB’s, are you seeing maybe a little sense of increased urgency by some of these customers?

Steve Schwartz:	We are and that’s what’s a little bit perplexing to us is that we’re being accelerated on a lot of fronts. We’ve got a lot more backlog than we thought we would, even going out of Q1. So, we had anticipated a little bit more revenue in the current quarter... we may get expedited so that some revenue could recognize, but right now we’re seeing the revenue ramp really start in the September quarter rather than June quarter.

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Chris Vlansett:	I guess for those type of projects, then when would... when do you expect those type of projects to be completed? Whereupon those customers could then start rolling in equipment to those facilities?

Steve Schwartz:	Usually the lag is... in our guess right now it’d probably be about nine months.

Chris Vlansett:	Okay and then I guess one last question, kind of on terms and conditions for these AMHS projects. I mean is there any kind of status update of you guys trying to negotiate slightly better terms or more favorable terms going forward? Is there any material or quantitative update you can provide on how that looks going forward right now?

Steve Schwartz:	Chris I can tell you that, for all the history and for everything going forward, we’re going to be working on negotiating terms in AMHS. It’s a tough business, we’re making progress on the things that are important to us but you know the business is always tough. We’re always there calling for it we’re winning business and where we can we’re making improvements in terms.

Chris Vlansett:	All right thanks a lot.

Steve Schwartz:	You bet.

Operator:	Thank you, next question comes from Tim Arcuri with Citigroup. Please go ahead.

Tim Arcuri:	Hi guys... from your comments just now on backlog, when you actually broke out backlog... John I think you said that your comments applied to backlog was like $150 million? I have more like $200 million, is that the wrong number?

John:	You should be about I think 156?

Speaker:	Yeah, 156.

Tim Arcuri:	One fifty-six okay. Were there any adjustments in the last couple of quarters?

Speaker:	Nothing of significance. FX basically would be the biggest adjustment but even pretty minor.

Speaker:	Yeah, techs would account for about $1 million as a negative number.

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Tim Arcuri:	Oh, okay all right. And Bob it looks like you’re paying taxes in ATI now, is that an ongoing situation?

Bob:	There’s a small amount of taxes that we incur in some of the foreign subsidiary companies, most notably Taiwan. So unfortunately, yes we are paying some tax at ATI and a little bit at our wholly-owned sub, Asyst Japan.

Tim Arcuri:	Okay and... last thing. So am I interpreting the guidance properly that, if you exclude stock-based comp, you’re actually guiding to about $0.10 to $0.12 is that right?

Speaker:	No, the guidance would include an adjustment for the stock-based comp, Tim.

Tim Arcuri:	So the stock-based comp is actually excluded from that $0.08 to $0.10?

Speaker:	Well correct, the stock-based comp yes, would be part of our GAAP figure, which we then pro forma out.

Tim Arcuri:	Right so the $0.08 to $0.10 is pro forma?

Speaker:	Correct.

Tim Arcuri:	Okay last thing... are you, Steve from your comment it sounds like if you current roll the whole picture up it looks like bookings are going to be up sequentially? Because if you can hold these levels, even come off 10 – 15% in ASI and if ATI bookings are up a hair, you could have another quarter in March that’s of a similar range in overall bookings? Is that the right way to think about it?

Steve Schwartz:	Yes Tim, we’re not forecasting bookings up right now, but we’re forecasting backlog up. So, we booked $154 million, right now we know that what we’re heading toward a book-to-bill greater than one. We’re not forecasting the absolute booking yet and certainly not to be greater than we had in the fourth quarter. But bookings remain pretty strong.

Tim Arcuri:	Okay so did I misinterpret your comment about ASI being... you know maybe as good as it was in March, or you know possibly down just a little bit?

Steve Schwartz:	Yes, Tim right now when we look at what’s possible for our Q1, it’s... with the exception of Q4, we anticipate that the booking level at ASI will be as strong as any other quarter in last fiscal year.

Tim Arcuri:	I see okay.

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Steve Schwartz:	It feels like the way this year’s starting off is pretty strong. We don’t have a path right now to have it be quite as strong as it was in Q4, but still really healthy as continued investment by the people who just spent in Q4.

Tim Arcuri:	Okay great thanks.

Operator:	Thank you our next question comes from Mark Fitzgerald, with Bank of America Securities, please go ahead.

Mark Fitzgerald:	On gross margins here for ASI, the 37% that running way ahead the last couple of quarters, could you tell us if you actually properly accounted for these projects, what would the gross margins have been on that project? Would they have been down in the 26 to 30% range?

Bob:	Mark, its Bob. No the accounting actually is proper; it’s just an outcome if you will of the percentage of completion, accounting methods for revenue recognition at ASI. So, you recognize your revenue on the basis of a forecasted cost base as well as what you know to be the final selling price. As you incur your actual costs, you take a simple numerical ratio and apply it to the billing price if you will.

Their experience has been that, their actual cost incurred has turned out to be less than the forecast. So you have this catch-up at the end, wherein the project gets closed out.

Mark Fitzgerald:	I understand that but what I’m saying, if you just looked at the total project as a whole as opposed to the way you’re recognizing it on a quarterly basis, I mean what did the margin come in for the whole project?

Speaker:	So, I’m following you Mark. That, if basically you took out the timing differences?

Mark Fitzgerald:	Yeah, that’s exactly what I’m looking at.

Speaker:	Yeah, we’d be at about 30%. Last quarter it was exactly 29 on a trailing 12 months basis. And it actually is a little better than that because we now dropped off at (inaudible) quarter and added another strong one. But it’s about 30.

Mark Fitzgerald:	Okay and... were these projects so unique that it was difficult to forecast them and... what I’m trying to get at is, given the big backlog we have for ASI, are we going to... in jeopardy of facing the same sort of back-end loading of the profits into these projects?

Speaker:	Mark, don’t think so. What we experienced this past year were a number of very large projects with a somewhat still immature capability in place in terms of estimating costs. So we’re not anticipating that we’re going to have a similar type of effect with the newer business.

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Mark Fitzgerald:	And where the ones were... the profits were back-end loaded were those flat panel projects or were they actually semiconductor projects?

Speaker:	No it’s primarily semi....

Mark Fitzgerald:	Okay so what gives you the confidence that you’ve got this nailed at this point? Is it just basically, you’re duplicating these projects that you’ve done in the last year? Or...?

Speaker:	That’s part of it, but part of it also is just improvements in operational execution at ASI. More experience in doing the projects. Since a lot of it is in fact, follow-on business.

Mark Fitzgerald:	Okay and with your guidance here... I mean is it fair to assume that gross margins are going to be in the low 30’s then on a blended basis for the company? Like for the current quarter.

Speaker:	Mark that’s correct, that’s pretty much where we’re at right now in terms of our forecast.

Mark Fitzgerald:	Okay thank you.

Operator:	Thank you next question comes from Ben Pang with Prudential Financial, please go ahead.

Ben Pang:	Hi, a couple of questions on the ASI part of the business. What’s the lead time right now?

Steve Schwartz:	Boy Ben that depends almost on what kind of order it is. But we’re getting about a six month look at the business generally. And, well Ben the reason I say that is, it depends on if its vehicles or stockers, whatever components. Each thing has different lead time components but we’re getting a look at a lot of the business about six months ahead. Three to six months for sure.

Ben Pang:	So that hasn’t really changed over the last couple of quarters. It’s always been about the same lead time right?

Steve Schwartz:	Again Ben, what the customers are allowing us to do if you will, is we’re getting a little bit longer time to get the orders placed. Our lead time has improved but it doesn’t require us to go to expedite, we can plan a little bit better.

Ben Pang:	Okay and... in terms of the opportunity that you mentioned, I think it was $40 to $50 million for 300mm FAB, what size of FAB are you referring to using those type of numbers?

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Steve Schwartz:	Ben that’s around a 30,000 wafer start per month.

Ben Pang:	Okay and... right now you know you mentioned that your top five customers with AMHS in your fiscal (inaudible) will continue to place orders in the current quarter. Are they still going to be the top five?

Steve Schwartz:	It looks like two of them.

Ben Pang:	Okay perfect, thank you very much.

Operator:	Next question comes from Hari Chandra with Deutsche Bank, please go ahead.

Hari Chandra:	Thank you. Just wanted to get the reaction on (inaudible) acquisition of Synatex(ph) yesterday. Does he think there’s competition in the ATI business?

Speaker:	Hari I think... that’s acquisition of a capability that’s already out there from a competitive standpoint. So for us that doesn’t make a huge difference. We’ve gone a different direction from that kind of capability. We’ve moved all of our product now toward the Spartan architecture, which is different from the kind of capabilities that they just acquired.

We used to be in that particular kind of business, we’re moving pretty quickly away down a different technology path.

Hari Chandra:	Okay and can you also give me expected revenue and gross margin break out on the fiscal fist quarter of (inaudible)?

Bob:	Hi this is Bob... we’re not going to parse it but the revenue you can assume to be flattish to slightly up. Margin sustaining at ATI and as we had talked earlier in the call about...we’re starting to see a movement down to 30% range for ASI.

Hari Chandra:	Sure and also, with an industry in an upturn and ATI gross margins hovering at 40%, why still like ATI, you know still posting losses? And it is like not properly sized and if not at what levels should we start to look for profits from that business?

Speaker:	Right, we’ve pretty much consistently said that we viewed $45 million of top line to be equivalent to break-even for ATI. We’re essentially there now on a pro forma basis. We missed by a couple of pennies this particular quarter, primarily due to product mix and its impact on margin, which we mentioned earlier, as well as some year-end compliance costs that relate to audit and sox(ph).

But 45 is still what we view to be break-even for this business.

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Hari Chandra:	Okay...

Speaker:	And Hari we wouldn’t want you to forget that we may (inaudible) in the corporate overhead for the public entity here at ATI. So it...more and more we want to look at this on a fully integrated, consolidated basis.

Hari Chandra:	Thank you.

Operator:	Thank you next question comes from Dennis Cong with Piper Jaffrey, please go ahead.

Dennis Cong:	Hi thanks for taking my call. First, did you guys give the split between the 200mm and 300mm in terms of a booking for the ATI?

Steve Schwartz:	Not by entity no.

Dennis Cong:	Will you be able to give out that?

Steve Schwartz:	Don’t have it for you right this minute but would be happy to give it to you if want to give me a call.

Dennis Cong:	Okay all right and regarding the Spartan product family what percentage of your AGI business right now is coming from Spartan in terms of both revenue and booking?

Steve Schwartz:	About 12% of revenue, a little better than that on booking in the latest quarter.

Dennis Cong:	Got it and... regarding the semi AMHS business, are you seeing some incremental pricing pressure lately or things has been the same as before?

Steve Schwartz:	Dennis we always have a lot of pricing pressure here and the bigger the order the more pressure there is. But again, we’re forecasting to be around a historical average for gross margins. So we made a lot of good progress on cost reduction, there’ll always be price pressure; it’s the nature of the business.

Dennis Cong:	I see, my last question is not sure if you mentioned about this, you’re in the process of finding a replacement for Warren or not?

Steve Schwartz:	We’re not.

Dennis Cong:	Okay thank you.

Operator:	Thank you next question comes from Darice Liu with Maxim Group, please go ahead.

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Darice Liu:	Good afternoon guys. Regarding your FPD aim (inaudible) product. I know that you guys are vying for the HE product in Korea, are you also vying for the 5.5 G project?

Steve Schwartz:	It’s a good piece of business that we think we could satisfy pretty well.

Darice Liu:	So, according to what I’ve been told, they are giving out the LLI disporter for that. Is that also what you’re hearing?

Steve Schwartz:	A little bit different.

Darice Liu:	So you would... would it be conceivable for someone to do the 5.5 and someone different to do the HE, or whoever gets the 5.5 would have the HE as well?

Steve Schwartz:	I think the nature of those things are different generations. It could be easily two different people.

Darice Liu:	Okay and on a housekeeping question, Bob what should we be modeling for the (inaudible) 123 R charge for fiscal ’07 on a quarterly basis?

Bob:	It’s going to be somewhat variable Darice, but right now I would say if you used an estimate of $0.02 to $0.03 that would be sufficient, for just the stock option expense component of stock-based comp.

Darice Liu:	I’m sorry, what is that in dollar numbers?

Bob:	Roughly $750K to $1 million.

Darice Liu:	Okay thank you guys.

Operator:	Thank you, ladies and gentlemen if there are any additional questions, please press the star key followed by the one at this time. As a reminder, if you’re using speaker equipment, you will need to lift the handset before pressing the numbers. And our next question is a follow up from Chris Vlansett, please go ahead.

Chris Vlansett:	Hi guys just a quick kind of follow up on the backlog.... I’m trying to get a collar on your estimates for proposed ATI bookings for next quarter. I mean one is do you expect all your ATI backlog currently to be shippable next quarter?

Steve Schwartz:	We hardly ever turn all of it the next quarter Chris.

Chris Vlansett:	Okay so in general you don’t have any bookings that are six months out for that. They’re generally nearer term?

Steve Schwartz:	Generally yes.

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Chris Vlansett:	And in kind of any color you can provide, I mean how is the forecast for ATI bookings for next quarter? Are you still continuing to see strength and expect growth in that area?

Steve Schwartz:	You know Chris the only guidance that we wanted to provide was that, we expected to be above a 1.0 book-to-bill again. So, the best guidance we could give right now on ATI is we think something like what we just did.

Chris Vlansett:	All right sounds good thank you.

Operator:	Thank you, management I’m showing there are no further questions. I’ll turn the conference back to you for any closing comments you may have.

Steve Schwartz:	Okay thanks everyone for joining us on the call today; we look forward to speaking with you again soon. Bye.

Operator:	Thank you, ladies and gentlemen, that concludes the Asyst Technologies 4th Quarter 2006, fiscal year conference call. Once again thank you for your participation and at this time you may disconnect.
END

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